Exhibit 99.1
For immediate release:
Bank of Commerce Holdings™, Parent Company of Redding Bank of Commerce™, Roseville Bank of Commerce™ and Bank of Commerce Mortgage™
Announces application for Sutter Bank of Commerce™

REDDING, California, August 16, 2005/ PR Newswire— Michael C. Mayer, President & CEO of Bank of Commerce Holdings (NASDAQ: BOCH), a $494 million financial services holding company, parent company of Redding Bank of Commerce, Roseville Bank of Commerce, a division of Redding Bank of Commerce and Bank of Commerce Mortgage today announced the filing of applications for Sutter Bank of Commerce, a division of Redding Bank of Commerce. The division will be located in Yuba City, California and approval is expected within the next thirty days.
Through the Bank and mortgage subsidiaries, we intend provide a wide range of financial services and products. The services offered by the Bank will include products such as checking, interest-bearing checking (“NOW”) and savings accounts, money market deposit accounts, commercial, construction and term loans, traveler’s checks, safe deposit boxes, collection services, electronic banking activities and courier services. The primary focus of our Bank is to provide services to the business and professional community of its market areas, including Small Business Administration loans, payroll and accounting services, benefit administration and billing services. The services offered by our subsidiary Mortgage Company include single and multi-family residential residence new financing, refinancing and equity lines of credit.
The Bank emphasizes servicing the needs of local businesses and professionals and individuals requiring specialized services. The primary business strategy of the Bank is to focus on its lending activities. The Bank’s principal lines of lending are (i) commercial, (ii) real estate construction and (iii) commercial real estate. We anticipate some diversification into a small portfolio of agricultural lending to support the new market.
The division focus will be on the business and professional markets within the community. This market is the dominant creator of new jobs for our economy, and our full service banking office will provide consumers with another choice in the market area.

“We are all very excited about the opportunity to become the leading provider of business banking in this very dynamic market”, said Mr. Mayer.
Bank of Commerce Holdings, with administrative offices in Redding, California is a financial service holding company that owns Redding Bank of Commerce™, Roseville Bank of Commerce™, a division of Redding Bank of Commerce and Bank of Commerce Mortgage™, an affiliate of Redding Bank of Commerce and Roseville Bank of Commerce. The Company is a federally insured California banking corporation and opened on October 22, 1982. Redding Bank of Commerce has four full service offices. The full-service offices are located in Redding, California, and Roseville Bank of Commerce at Eureka, a division of RBC, is located in Roseville, California and the Roseville Bank of Commerce at Sunrise, a division of RBC located in Citrus Heights, California. Bank of Commerce Mortgage operates a full-service mortgage brokerage located at 1024 Mistletoe Lane, Redding, California.

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